Exhibit 8.1

March 19, 2021

Akers Biosciences, Inc.

201 Grove Road

Thorofare, New Jersey 08086

Ladies and Gentlemen:

We have acted as counsel to Akers Biosciences Inc., a New Jersey corporation (“Akers”), in connection with the business combination between Akers and MYMD Pharmaceuticals, Inc., a Florida corporation (“MYMD”), including the merger (the “Merger”) of XYZ Merger Sub, a Florida corporation and a direct wholly-owned subsidiary of Akers (“Merger Sub”), with and into MYMD. The Merger is to be undertaken pursuant to the Agreement and Plan of Merger and Reorganization dated as of November 11, 2020, as amended pursuant to that certain Amendment No.1 to Agreement and Plan of Merger and Reorganization dated March 16, 2021 (as may be amended from time to time, the “Merger Agreement”), by and among MYMD, Akers and Merger Sub. A registration statement on Form S-4 (with all amendments through the date hereof, the “Registration Statement”), which includes the joint proxy and consent solicitation statement/prospectus related to the Merger, was initially filed with the Securities and Exchange Commission on January 15, 2021 in connection with the Merger.

We have relied, with the consent of each of MYMD, Akers, and Merger Sub, upon the accuracy and completeness of the factual statements and representations that are contained in the Merger Agreement, the Registration Statement, including the joint proxy statement/prospectus, representation letters provided to us by representatives of MYMD, Akers, and Merger Sub, and such other records, documents, and information as in our judgment are necessary or appropriate to enable us to provide such opinion. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing, and we have assumed that (i) such factual statements and representations are accurate and complete as of the date hereof and will be accurate and complete as of the effective time of the Merger, (ii) the factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification, (iii) the Merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and described in the Registration Statement, including the joint proxy statement/prospectus, without the waiver of any material condition, and (iv) the Merger will be effective under applicable state law.

Subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement, we are of the opinion, under current U.S. federal income tax law that the Merger should constitute a reorganization within the meaning of Section 368(a) of the Code.

This opinion is expressed as of the date hereof and is based on provisions of the Code, Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, in each case as in effect as of the date hereof, any of which may be changed at any time with retroactive effect. No opinions are expressed with respect to the tax consequences of the Merger under any foreign, state, or local tax law. Any change in applicable laws or facts or in circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, and representations upon which we have relied, may affect the validity of our opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or may come to our attention. In addition, our opinion is based on the assumption that the matters will be properly presented to the applicable court. Further, our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP
HAYNES AND BOONE, LLP